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Exhibit 11 - Computation of Earnings Per Common Share


                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                   Computation of Earnings Per Common Share
                 (Dollars in thousands, except per-share data)
                                  (Unaudited)

Computation of Basic Earnings
  Per Common Share for Statements                      Three Months Ended                   Six Months Ended
  of Operations:                                             June 30,                            June 30,
-------------------------------------------      -----------------------------       -----------------------------
                                                     1999              1998              1999              1998
                                                     ----              ----              ----              ----
Net income                                       $    40,989       $    40,200       $    78,329       $    80,094
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------
Weighted average common shares
  outstanding                                     82,615,789        89,424,676        83,114,543        90,169,352
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------

Basic earnings per common share                  $       .50       $       .45       $       .94       $       .89
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------

Computation of Diluted Earnings
  Per Common Share for Statements
  of Operations:
-------------------------------------------
Net income                                       $    40,989       $    40,200       $    78,329       $    80,094
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------

Weighted average number of common
  shares outstanding adjusted for
  effect of dilutive securities:
      Weighted average common shares
        outstanding used in basic
        earnings per common share
        calculation                               82,615,789        89,424,676        83,114,543        90,169,352
      Net dilutive effect of:
          Stock option plans                         174,087           357,462           186,195           374,501
          Restricted stock plans                     447,965           489,446           366,183           500,179
                                                 -----------       -----------       -----------       -----------

                                                  83,237,841        90,271,584        83,666,921        91,044,032
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------

Diluted earnings per common share                $       .49       $       .45       $       .94       $       .88
                                                 -----------       -----------       -----------       -----------
                                                 -----------       -----------       -----------       -----------